                                                                   EXHIBIT 10.47



                         REAL ESTATE PURCHASE AGREEMENT
                         ------------------------------


                                 BY AND BETWEEN

                             TECHNICLONE CORPORATION
                             a Delaware corporation

                                       AND

                     14282 FRANKLIN AVENUE ASSOCIATES, LLC.
                      a Delaware limited liability company


                            Dated: December 24, 1998















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


                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----

Section 1   Definitions                                                     1

Section 2   Sale of Properties and Assignment of Rights                     4
            2.1      The Land                                               4
            2.2      The Improvements                                       4
            2.3      Appurtenances                                          4
            2.4      Equipment                                              4
            2.5      Intangible Property                                    5
            2.6      Awards                                                 5

Section 3   Purchase Price                                                  6
            3.1      Escrowed Funds                                         6
            3.2      Balance                                                6
            3.3      Apportionments and Adjustments                         6

Section 4   Closing                                                         7
            4.1      Time and Place of Closing                              7
            4.2      Escrow                                                 7
            4.3      Deliveries by Seller at or Prior to Closing            7
            4.4      Deliveries By Purchaser at or Prior to Closing         9
            4.5      Purchaser's Review of Closing Deliveries               9
            4.6      Possession of the Properties                           10
            4.7      Closing Costs                                          10

Section 5   Warranties and Representations of Seller                        10
            5.1      Title to the Property                                  10
            5.2      No Space Leases Not Previously Disclosed               10
            5.3      Litigation                                             10
            5.4      No Pending Takings                                     10
            5.5      No Violations                                          11
            5.6      Environmental Matters                                  11
            5.7      Condition of Property                                  13
            5.8      Disputes with Neighbors                                13
            5.9      Wells                                                  14
            5.10     Taxes                                                  14

                                 (i)

            5.11     Brokers                                                14
            5.12     Books and Records                                      14
            5.13     Disclosure                                             14
            5.14     Absence of Undisclosed Liabilities                     14
            5.15     Utilities; Access                                      15
            5.16     Plans                                                  15
            5.17     Consents                                               15
            5.18     Effectiveness of Transactions                          15
            5.19     Insurance                                              15
            5.20     Flood Plain; Wetlands                                  15
            5.21     Historic District                                      16
            5.22     Seller Not an Alien                                    16
            5.23     Existence and Authority of Seller                      16

Section 6   Warranties and Representations of Purchaser                     16
            6.1      Brokers                                                17
            6.2      Existence and Authority of Purchaser                   17

Section 7   Certain Pre-Closing Covenants of the Parties                    17
            7.1      Operation Pending Closing                              17
            7.2      Access and Information                                 18
            7.3      Pre-Closing Deliveries                                 19
            7.4      Continuing Accuracy of Representations                 21
            7.5      Satisfaction of Conditions                             21

Section 8   Purchaser's Due Diligence                                       22
            8.1      Approval by Purchaser                                  22

Section 9   Conditions to Obligations of Purchaser                          22
            9.1      Litigation                                             23
            9.2      Seller Representations and Performance                 23
            9.3      Insurability of Title to Property                      23
            9.4      Zoning                                                 23
            9.5      Approval by Purchaser                                  23
            9.6      Approval by Purchaser's Lender                         23

Section 10  Conditions to Obligations of Seller                             23
            10.1     Litigation                                             23
            10.2     Representations and Performance of Purchaser           24

Section 11  Additional Covenants                                            24
            11.1     Expenses                                               24

                                (ii)

            11.2     Satisfaction of Liens                                  24
            11.3     Survival of Representations and Warranties             24
            11.4     Indemnity by Seller                                    25
            11.5     Further Assurances                                     25
            11.6     Delivery of Documents and Other Items.                 26
            11.7     Recordation                                            26
            11.8     Damage and Destruction                                 26
            11.9     Eminent Domain.                                        26
            11.10    No Assumption of Seller's Liabilities                  27
            11.11    Confidentiality                                        27

Section 12  Waiver                                                          27

Section 13  Miscellaneous                                                   28

Section 14  Notices                                                         28
            14.1     Method of Notice                                       28
            14.2     Notices Affecting the Property                         29

Section 15  Intentionally Deleted                                           29

Section 16  Default                                                         29
            16.1     Default by Purchaser                                   29
            16.2     Default by Seller                                      29

EXHIBITS AND SCHEDULES
----------------------

Exhibit "A":          Legal description of the Land
Exhibit "B":          Form of Promissory Note
Exhibit "C":          Techniclone Lease
Exhibit "D":          Seller's Certification of Representations and Warranties
Exhibit "E":          Bill of Sale
Exhibit "F":          Assignment of Intangible Property
Exhibit "G":          Escrow Agreement
Exhibit "H":          Deed

Schedule:             1        Seller's Retained Property
Schedule:             5.2      Space Leases
Schedule:             5.5.1    Violations
Schedule:             5.6.2    Environmental Matters
Schedule:             5.6.3    Environmental Matters
Schedule:             5.6.4    Environmental Matters


                                      (iii)

                         REAL ESTATE PURCHASE AGREEMENT
                         ------------------------------


                   THIS REAL ESTATE PURCHASE AGREEMENT ("Agreement") is made the 24 day of December, 1998, by and between TECHNICLONE CORPORATION, a Delaware corporation ("Seller") as the seller hereunder and 14282 FRANKLIN AVENUE ASSOCIATES, LLC., a Delaware limited liability company, or its designee ("Purchaser"), as the purchaser hereunder. Seller acknowledges that Purchaser intends to immediately assign its interest in this sale leaseback transaction to TNCA, LLC, a Delaware limited liability company.

                              W I T N E S S E T H:
                              - - - - - - - - - -

         In consideration of the warranties, representations, agreements and covenants herein contained, Seller and Purchaser, intending to be legally bound, hereby mutually covenant and agree as follows:

         SECTION 1 DEFINITIONS. Certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined. All accounting terms not specifically defined in this Agreement will be construed in accordance with generally accepted accounting principals.

         "Affiliate" of a person or entity means any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with such person or entity (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan under which such person, or any wholly-owned subsidiary of such person, may have liability). A person or entity shall be deemed to be controlled by any other person or entity if such other person or entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether through the ownership of voting securities, by contract or otherwise

         "Agreement" means this Real Estate Purchase Agreement.

         "Appurtenances" shall have the meaning set forth in Section 2.3.

         "Awards" shall have the meaning set forth in Section 2.6.

         "Building" shall have the meaning set forth in Section 2.2.

         "Building Plans" shall have the meaning set forth in Section 7.3.7.

         "Closing" shall have the meaning set forth in Section 4.1.

         "Closing Date" means the day on which the Closing actually occurs, as of 12:01 A.M., Pacific Time, at Los Angeles, California, which date shall be on or before December ___ , 1998, except as otherwise provided herein, unless the parties hereto otherwise agree in writing upon another date.

         "Contract" means any agreement, undertaking, covenant, liability, restriction, instrument or guaranty, whether written or oral, to which Seller is a party, or by which Seller is bound, affecting the Property.

         "Earnest Money" shall have the meaning set forth in Section 3.1.

         "Engineering Report" shall have the meaning set forth in Section 7.3.5.

         "Environmental Report" shall have the meaning set forth in Section
7.3.4.

         "Equipment" shall have the meaning set forth in Section 2.4.

         "Escrow Agent" means the Title Company.

         "Government" means the government of the United States of America, any political subdivision of, or any subdivision of any such subdivision of, the United States of America (including, without limitation, the State of California, the City of Tustin, and any state, county, commonwealth, territory, federal district, municipality or possession) and any department, agency, board or instrumentality thereof.

         "Governmental" means of, by, or pertaining to, any Government.

         "Improvements" shall have the meaning set forth in Section 2.2.

         "Indebtedness" means, at any date, for any Person, all items which, in accordance with generally accepted accounting principles, would be shown as indebtedness on a balance sheet of such Person, as of the date on which indebtedness is to be determined, including, without limitation, (a) indebtedness secured by any lien, whether or not the indebtedness secured thereby shall have been assumed, (b) obligations in respect of all capital leases, (c) obligations in connection with letters of credit and bankers' acceptances, and (d) all guaranties in the amounts of the indebtedness, leases, dividends or other obligations of primary obligors to which they relate.

         "Intangible Property" shall have the meaning set forth in Section 2.5.

         "Land" shall have the meaning set forth in Section 2.1.

         "Lien" means any mortgage, lien, charge, security interest or encumbrance of any kind upon, or pledge of, any property or asset, whether now owned or hereafter acquired, and includes the acquisition of, or agreement to acquire any property or asset subject to any conditional sale agreement or other title retention agreement, including a lease on terms tantamount thereto or on terms otherwise substantially equivalent to a purchase.

         "Permitted Encumbrances" means (a) liens for current real estate taxes which by law are a lien on the Property but are not yet due and payable; and (b) those matters shown on the Title Commitment and the Survey which have been accepted and approved by Purchaser pursuant to Section 8.1.2 hereof.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

         "Property" shall have the meaning set forth in Section 2.

         "Purchase Price" shall have the meaning set forth in Section 3.

         "Purchaser" shall have the meaning set forth in the Preamble.

         "Purchaser's Lender" shall mean the lender selected by Purchaser to fund the acquisition of the Property by Purchaser or its designee.

         "Requirements of Law" means any law, statute, ordinance, code, rule, regulation, guideline, judgment, order, writ, injunction or decree of any court or Government and any decision or ruling of any arbitrator, which is applicable to, binding upon, affects or pertains to the Property and/or the use, occupation and/or operation of the Property, or any Person, and any of the foregoing to which such Person is a party or by which such Person or any of its assets or property is bound or affected or from which such Person derives benefits. "Requirements of Law" shall also include the charter documents and code of regulations or bylaws of any Person that is a corporation, the charter documents and articles or agreement of partnership of any Person that is a partnership, and the charter documents and operating agreement of any Person that is a limited liability company.

         "Seller" shall have the meaning set forth in the Preamble.

         "Seller's Retained Property" shall mean all of Seller's trade fixtures and related tenant improvements in the Building, including without limitation, removable furniture, and equipment used by Techniclone, Inc. in connection with the operation of its business during the term of the Techniclone Lease. A list of Seller's Retained Property is attached as SCHEDULE 1.

         "Space Leases" shall mean all leases, licenses, concessions and other agreements, written or oral, for any use or possession of any portion of the Property.

         "Survey" shall have the meaning set forth in Section 7.3.3.

         "Taking" shall have the meaning set forth in Section 11.9.1.

         "Techniclone Lease" means that certain Triple Net Bond Lease by and between Purchaser, as landlord, and Seller, as tenant, with respect to the Property referenced in Section 4.3.2.

         "Tenant" means the occupant or holder of the interest of lessee under the Techniclone Lease.

         "Title Commitment" shall have the meaning set forth in Section 7.3.2.

         "Title Company" means Old Republic Title Insurance Company.

         "Title Policy" shall have the meaning set forth in Section 4.3.3.

         SECTION 2. SALE OF PROPERTY AND ASSIGNMENT OF RIGHTS. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase, pursuant to the terms of this Agreement and subject only to the Permitted Encumbrances, the following property and interests in property (all collectively herein called the "Property"):

                     2.1 THE LAND. All that certain parcel or those certain parcels of land, consisting of approximately .990 acres, located in Tustin, California, as more particularly described in EXHIBIT "A" annexed hereto and made a part hereof (collectively, the "Land").

                     2.2 THE IMPROVEMENTS. All buildings, improvements, fixtures and structures located on the Land, including the 24,304 square foot building, having a street address of 14272 Franklin Avenue, Tustin, CA and the 23,184 square foot building, having a street address of 14282 Franklin Avenue, Tustin, CA (the "Buildings," or the "Improvements"); provided, however, that the Improvements shall not include any of Seller's Retained Property.

                     2.3 APPURTENANCES. All and singular the easements, rights of way, tenements, hereditaments and appurtenances belonging or in any wise appertaining unto the Land, the Improvements, any other appurtenance, the Equipment, the Intangible Property, the Awards, or the operation, use, or enjoyment of any of the foregoing, and also all the estate, right, title, interest, property, claim and demand whatsoever of Seller in and to the Property and in and to the streets, ways, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith, and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof (collectively, the "Appurtenances"); provided, however, that the Appurtenances shall not include any of Seller's Retained Property.

                     2.4 EQUIPMENT. All fixtures, fittings, appliances, apparatus, equipment, supplies, machinery, carpeting and other materials installed, located or stored on the Property, and other personal property and any replacements thereof, or additions thereto, actually or constructively affixed, or attached to the Property, or placed upon, under or used in any way in connection with the complete and comfortable use, enjoyment, occupancy and/or operation of the Property, including, but without limiting the generality of the foregoing, all parts of the plumbing, heating, ventilating, air-conditioning, electrical and mechanical systems of the Improvements, elevators, incinerators, trash compactors, all equipment, materials and supplies used or usable in connection with the maintenance, repair and cleaning of the Property and the interior and exterior of all Improvements; all racks or similar apparatus necessary for the placement and/or retention of broadcasting antennae or other telecommunication equipment and property on the roof of or otherwise within or about the Improvements (all of which Seller warrants is owned by Seller and no other Person has the right to remove or claim ownership to same), all keys and master keys, all built-in equipment, all heating, air-conditioning, freezing, lighting, incinerating and power equipment, lampposts, all electrical equipment, transformers, wiring, conduit, meters, fixtures and apparatus, engines, pipes, pumps, tanks, motors, hydraulic equipment, conduits, lifting, cleaning, fire prevention, fire extinguishing, smoke detection, refrigerating, ventilating and communications apparatus, boilers, furnaces, oil burners or units thereof and any firing and control apparatus used in connection therewith, appliances, air-cooling and air-conditioning apparatus, vacuum cleaning systems, storage systems, built-in or attached shelving, shades, awnings, windows, attached cabinets, partitions, ducts and compressors, rugs and carpets, draperies, landscaping, sod, arbors, shrubs, plants, trees, planters and planting beds or boxes, retaining walls and enclosures, directories, mailboxes, signs, television or radio antennae, together with all building materials and equipment now or hereafter delivered to the Property and intended to be installed therein, thereon or thereunder, including but not limited to, lumber, plaster, cement, plumbing, fixtures, pipe, lath, wallboard, cabinets, nails, sinks, toilets, furnaces, heaters, brick, tile, water heaters, glass, doors, flooring, paint, lighting fixtures, heating and ventilating appliances and equipment, locks and locksets; together with all additions, accessions, proceeds, products, replacements, renewals and substitutions of and for all of the foregoing (all of which is herein collectively called the "Equipment"); provided, however, that the Equipment shall not include any of Seller's Retained Property, as defined in
Section 1. Seller agrees that at the expiration or termination of the Techniclone Lease, whichever comes first, the Buildings will be left in good and fully operational condition for use as a standard, fully air conditioned, research and development building.

                     2.5 INTANGIBLE PROPERTY. All warranties, guaranties, and all benefits of the foregoing, to which Seller is a party or as to which Seller has the benefit, relating to the Property, to the extent assignable (all of which is herein collectively called the "Intangible Property"). The Intangible Property subject to this transactions does not include any patents, technologies or other similar intellectual properties owned by Seller; and

                     2.6 AWARDS. All estate, right, title and interest of Seller in and to any awards heretofore or hereafter made with respect to any part of or interest in the Property and the Appurtenances as the result of the exercise of the power of eminent domain (or a sale in lieu of a taking by eminent domain), including any awards for changes of the grades of streets, or as the result of any damage to the Property for which compensation shall be given by any Governmental authority (collectively, the "Awards"); provided, however, that the Awards shall not be deemed to include any awards payable separately to Seller solely with respect to damage to Seller's business conducted at the Property, or Seller's moving expenses, due to an exercise of the power of eminent domain, provided further, however, that any such award otherwise payable to Seller does not reduce the amount of Awards. Seller shall execute and deliver to Purchaser on demand all proper instruments for the conveyance of such title and the assignment and collection of any such Award, excluding Seller's Retained Property.

         SECTION 3. PURCHASE PRICE. Subject to adjustment as hereinafter provided, the price to be paid by Purchaser for the purchase of the Property is the sum of Six Million One Hundred Thousand Dollars ($6,100,000) (the "Purchase Price"). Purchaser shall deposit the Purchase Price with Escrow Agent for delivery to Seller at Closing, net of any holdbacks, adjustments, prorations, and costs charged to Seller under this Agreement.

                     3.1 ESCROWED FUNDS. Upon the execution of this Agreement, Purchaser shall deposit with Escrow Agent a check in the amount of Fifty Thousand Dollars ($50,000) (said sum, together with all additional deposits, and interest earned thereon as hereinafter provided, "Earnest Money") to be held and applied pursuant to this Section 3.1. At the expiration of the Due Diligence Period set forth in Section 8.1 hereof (as the same may be extended with respect to any cure being effected thereunder), Purchaser shall deposit with Escrow Agent an additional check in the amount of Fifty Thousand Dollars ($50,000) to be held and applied pursuant to this Section 3.1.

                         3.1.1 Escrow Agent shall invest the Earnest Money
pursuant to Purchaser's instructions in either (a) special, segregated interest-bearing accounts, repurchase agreements or certificates of deposit with any financial institution insured by the Federal Deposit Insurance Corporation, or (b) bonds, notes or other obligations which as to principal and interest constitute debt obligations of or are unconditionally guaranteed by the United States of America. Except as otherwise set forth in Section 16.1, all interest accruing on the Earnest Money shall accrue for the benefit of Purchaser.

                         3.1.2 Except for a failure any condition set forth in
Section 9, or a default on the part of Seller as set forth in Section 16.2, the Earnest Money deposited by Purchaser shall become nonrefundable upon the execution and delivery of this Agreement.

                     3.2 BALANCE. The balance of the Purchase Price shall be paid as follows:

                         3.2.1 Purchaser shall deposit with Escrow Agent prior
to Closing the sum of Four Million One Hundred Twenty Five Thousand Dollars ($4,125,000), net of any holdbacks, adjustments, prorations and costs charged to Seller under Section 3.3 of this Agreement or any holdbacks imposed by Lender for the completion of immediate repairs.

                         3.2.2 Purchaser shall deposit with Escrow Agent one (1)
business day prior to the Closing a promissory note ("Note") in the form of EXHIBIT "B" attached hereto and made a part hereof, along with any security for the Note.

                     3.3 APPORTIONMENTS AND ADJUSTMENTS. In addition to any other adjustments or prorations provided for in this Agreement, which are incorporated at this place, the following adjustments shall be made for each of the costs, expenses and charges listed below, and the net aggregate amount of such adjustments shall be credited to the account of Seller or Purchaser upon the Purchase Price, as the case may be:

                         3.3.1 Seller shall receive a credit for the prorated
portion, adjusted on a per diem basis, of any advance payments under any Contracts which Purchaser elects to continue.

                         3.3.2 Seller shall pay and discharge, or credit on the
Purchase Price, any real estate transfer taxes or charges and any stamp or documentary taxes or other transfer fees or taxes arising out of this transaction, and shall forever indemnify and hold Purchaser free and harmless therefrom.

         SECTION 4.  CLOSING.

                     4.1 TIME AND PLACE OF CLOSING.

                         4.1.1 Provided that all conditions precedent to Closing
have been satisfied or waived, the parties agree to cause the closing of title under this Agreement and the consummation of the transactions provided for herein (the "Closing") to take place, and the balance of the Purchase Price required to be paid at the Closing to be paid to Seller, at the offices of the Title Company, on the Closing Date.

                         4.1.2 Notwithstanding the provisions of Section 4.1.1
hereof, if any of the conditions set forth in Section 9 of this Agreement have not been satisfied or waived, then Purchaser shall have the right to terminate this Agreement at any time after the initially scheduled date for Closing set forth in Section 1, in which event Purchaser shall be released and relieved of all liability hereunder and the Earnest Money and any other funds deposited into escrow or with Seller shall be immediately delivered to Purchaser by Escrow Agent or Seller, as the case may be.

                         4.1.3 Notwithstanding the provisions of Section 4.1.1
hereof, if Purchaser fails to cause the executed Note, the agreed upon security for the Note, and the balance of the Purchase Price to be paid at Closing to be delivered to the Escrow Agent, Seller shall have the right to terminate this Agreement, in which event Seller shall be released and relieved of all liability hereunder and if applicable, the provisions of Section 16.1 shall apply.

                     4.2 ESCROW. The Closing shall be conducted in escrow and all documents and instruments, including an executed copy of this Agreement, sums of money or other matters to be delivered or attended to at the Closing shall be delivered to the Title Company and held in escrow, pursuant to the terms of the escrow agreement attached hereto as EXHIBIT "G", and the same shall be released upon the recording of the Deed and any other instruments required to be recorded pursuant to this Agreement and the delivery of the Title Policy.

                     4.3 DELIVERIES BY SELLER AT OR PRIOR TO CLOSING. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Escrow
Holder:

                         4.3.1 The grant deed of Seller ( the "Deed") in form
acceptable to Purchaser, duly executed by Seller in such manner as will qualify the Deed for recording. Seller shall deliver a copy of the Deed to Purchaser, in the form attached hereto as EXHIBIT "H" for review by Purchaser's attorney.

                         4.3.2 Four (4) original counterparts of the Techniclone
Lease, in the form of EXHIBIT "C" attached hereto and made a part hereof.

                         4.3.3 Paid commitment for a fee owner's policy of title
insurance (the "Title Policy") with respect to the Land and Improvements, obtained by Purchaser and in form and substance acceptable to Purchaser, issued by the Title Company in the aggregate amount of the Purchase Price and listing as exceptions only the Permitted Encumbrances. The Title Policy shall be on the 1970 form of owner's policy, form "B", as amended in 1987, if available in the state where the Property is located. All appurtenant easements benefiting the Property shall be included as part of the insured parcel described in the Title Policy. The Title Policy shall contain the following endorsements, to the extent available in California:

                               (a) an endorsement deleting all standard printed
exceptions;

                               (b) a so-called "comprehensive" endorsement;

                               (c) an access endorsement, insuring, among other
matters, that the Property and all entrances, exits, driveways and access roads adjoin a public road or highway, and that entrance to and exit from each of the foregoing may be had by such a public road or highway;

                               (d) affirmative insurance of the state of facts
shown on the Survey, which shall be read into and form a part of the Title
Policy;

                               (e) affirmative insurance that the parcels
comprising the Land are contiguous each to the other without any strips, gores or other parcels of land intervening; and

                               (f) affirmative insurance of all easements
benefiting the Property.

                         4.3.4 A certificate, in the form attached hereto as
EXHIBIT "D" duly executed by Seller, dated as of the Closing Date, certifying that all of Seller's warranties and representations contained herein or otherwise made in writing by Seller or on Seller's behalf are true as of the Closing Date as if then made.

                         4.3.5 A bill of sale for the Equipment, in the form
attached hereto as EXHIBIT "E" duly executed by Seller and containing warranties of title and of good right to convey ("Bill of Sale").

                         4.3.6 An updated version of the Survey, which may be a
recertification of a previous version of the Survey, which updated version shall in all respects meet the survey requirements set forth in this Agreement.

                         4.3.7 An assignment, in the form attached hereto as
EXHIBIT "F", duly executed by Seller assigning and transferring to Purchaser the Intangible Property and containing warranties of title and of good right to convey. If desired by Purchaser, Seller shall execute separate assignments for individual items comprising the Intangible Property.

                         4.3.8 Originals or true and correct copies of all
certificates (or letters if certificates are not utilized by the pertinent Governmental authorities), licenses, permits, authorizations, licenses and approvals issued for or with respect to the Property by any Governmental authority having jurisdiction, including without limitation, all certificates of occupancy, issued with respect to the Improvements..

                         4.3.9 A certificate of the Governmental authority
having jurisdiction with respect to the use of the Property, dated as of a date no earlier than ninety (90) days prior to the Closing Date, certifying to Purchaser as of such date the zoning classification of the Property and that said authority has no record of outstanding violations of building codes and zoning and land use laws and regulations against the Property.

                         4.3.10 Any certificates, documents or instruments
reasonably required by Purchaser or by the Title Company, including without limitation, a so-called "FIRPTA" affidavit meeting the requirements of the United States Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, stating that Seller is not a foreigner, and the Title Company's usual and customary owner's affidavit and mechanic's lien affidavit and indemnity so as to enable the Title Company to issue the Title Policy required by this Agreement.

                     4.4 DELIVERIES BY PURCHASER AT OR PRIOR TO CLOSING. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Escrow
Holder:

                         4.4.1 Any certificates, documents or instruments
reasonably required by the Title Company.

                         4.4.2 The executed Note, any security for the Note,
including UCC-1 financing statements and membership certificates, and the balance of the Purchase Price required to be paid at Closing to be delivered to Escrow Agent.

                         4.4.3 Four (4) original counterparts of the Techniclone
Lease.

                     4.5 PURCHASER'S REVIEW OF CLOSING DELIVERIES. INTENTIONALLY DELETED

                     4.6 POSSESSION OF THE PROPERTY. Seller shall grant and deliver to Purchaser exclusive possession of the Property, in the condition required by this Agreement, subject only to the Permitted Encumbrances and the Techniclone Lease and the Space Leases, no later than the Closing Date.

                     4.7 CLOSING COSTS.



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                         4.7.1 At Closing, Seller shall pay, and Escrow Agent
shall charge to Seller, all costs related to the Closing, including, without limitation the following: (a) the cost of examination of title to the Property, the cost of issuing the Title Commitment, the premium for issuing the Title Policy and all endorsements thereto; (b) the real estate transfer tax or conveyance fee; (c) one-half of Escrow Agent's fee; (d) the cost of the Survey;
(e) the cost of third party reports (Environmental Report, Engineering Report and appraisal) in an amount not to exceed $12,400; (f) the recording fee for the Deed; and (g) any sums due Purchaser by reason of prorations as provided for herein.

                         4.7.2 At Closing, Escrow Agent shall charge Purchaser
with (a) one-half of Escrow Agent's fee, (b) any lender endorsements, and (c) any sums due Seller by reason of prorations provided for herein.

         SECTION 5. WARRANTIES AND REPRESENTATIONS OF SELLER. Seller hereby warrants and represents to Purchaser as follows:

                     5.1 TITLE TO THE PROPERTY. Seller has not sublet, mortgaged, hypothecated, pledged or assigned all or any portion of Seller's estate, right, title and interest in and to the Property to any Person, except for Permitted Encumbrances and any encumbrances to be removed by Seller at or prior to Closing or as shown on the Title Commitment accepted by Seller or Survey.

                     5.2 NO SPACE LEASES NOT PREVIOUSLY DISCLOSED. Except for the Space Lease identified on the attached Schedule 5.2, there are no leases, subleases, license agreements, concession agreements or other agreements, oral or written, for the use or possession of any portion of the Property.

                     5.3 LITIGATION. To Seller's best knowledge, there is no action, suit or proceeding either at law or in equity, or any arbitration proceeding or investigation, inquiry or other proceeding by or before any court or Governmental instrumentality, board, agency or the like now pending or, to the best of Seller's knowledge, threatened, affecting the Property or materially affecting Seller or any property or rights of Seller. No judgment, decree or order of any court or Government has been issued against or binds Seller which has, or is likely to have, any material adverse effect on the ability of Seller to perform the transactions contemplated hereby.

                     5.4 NO PENDING TAKINGS. To the best of Seller's knowledge, other than Permitted Encumbrances, there is no pending or threatened condemnation, eminent domain or similar proceeding or assessment affecting the Property or any part thereof, nor to the best of Seller's knowledge and belief is any such proceeding or assessment contemplated by any Governmental authority.

                     5.5 NO VIOLATIONS.



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                         5.5.1 Except as set forth in the Engineering Report and
the Environmental Report, to the best of Seller's knowledge, there are no existing, alleged or threatened violations of laws, statutes, municipal ordinances, building codes, rules or regulations of any Government or any Governmental administrative or regulatory body, or of any fire regulations or insurance regulations, or any Requirements of Law, which affect the Property, including without limitation, the United States Occupational Health and Safety Act, as amended.. The use and operation of the Property now are, and at the time of Closing will be, in compliance with all Requirements of Law, including without limitation, all applicable point of sale laws, building codes, environmental, zoning and land use laws and regulations. All expenses and costs relating to such compliance and all costs and expenses necessary to cure any violations of any of the aforesaid, whether such violations are revealed by inspection or otherwise, shall be borne solely by Seller. To the best of Seller's knowledge, the Property and the present operation, use, location and configuration of the Improvements on the Land (including without limitation, the side lots, set backs and any parking requirements and other occupancy ratios)
(a) do not constitute a non-conforming use under any zoning or land use law or regulation, and (b) except as shown on SCHEDULE 5.5.1, are not the subject of any variance or permit pursuant to any zoning or land use law or regulation.

                         5.5.2 Certificates of occupancy for the Improvements
have been issued by the appropriate Governmental authority, and the existing use and occupancy of the Improvements is in compliance with the certificates of occupancy so issued.

                         5.5.3 Seller has not been notified of any pending or
contemplated proceedings to modify or amend any building code or zoning or land use law or regulation which affects the use of the Property.

                         5.5.4 To the best of Seller's knowledge, no zoning or
subdivision approval, use or occupancy permits, or any other approval of any Government or Governmental authority relating to the Property is based or conditioned upon any ownership of, or any possession of any rights in, any real property, easements or rights appurtenant to any real property, other than the Land.

                         5.5.5 Seller has not received any notice of any kind
from any Government or Governmental official alleging that Seller has failed to comply with any Requirements of Law.

                     5.6 ENVIRONMENTAL MATTERS.

                         5.6.1 DEFINITIONS. For purposes of this Section 5.6:

                               (a) "Contaminant" shall mean any substance which
degrades into, contains or releases hazardous substances, pollutants or contaminants, hazardous chemicals or any other substance defined, listed or identified by any Governmental authority, or in any federal, state or local laws, rules or regulations governing the manufacture, import, use, generation, handling, storage, processing, release or disposal of chemicals, substances or wastes deemed thereby to be potentially hazardous, toxic, dangerous or injurious to human health or to the environment. This definition includes, without limitation, material which is or may become radioactive, asbestos-containing material and petroleum or petroleum-based products (including used oil).



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


                               (b) "Environmental Laws" shall mean any
applicable federal, state or local law, statute, ordinance, code, rule, regulation, guidelines, permit, agreement, order or other binding determination of any Government or Governmental authority relating to the environment or public or human health and safety, including, without limitation, the Clean Water Act 42 U.S.C. ss. 7401 et seq., the Clean Air Act 33 U.S.C. ss. 1251 et seq., and each statute specifically referred to in this Section 5.6.1.

                               (c) "Hazardous Substances", "Pollutants or
Contaminants" and "Release" each have the same meaning as in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.9601 et seq.

                               (d) "Hazardous Waste" has the same meaning as in
the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq.

                               (e) "Hazardous Chemical" has the same meaning as
in the Occupational Safety and Health Administration ("OSHA") Hazard Communication Standard, 29 C.F.R. ss. 1910.1200 et seq.

                               (f) "Infectious Waste" has the same meaning as in
OSHA's Bloodborne Pathogens Rule, 29 C.F.R. 1910.1030 et seq.

                         5.6.2 Except as set forth on SCHEDULE 5.6.2 hereof or
in the Environmental Report, or as otherwise permitted by law: (a) Seller has not caused or allowed and, to the best of Seller's knowledge, no lessee, sublessee, occupant or prior owner of the Property, or any third party (including, without limitation, trespassers, licensees, guests and the like) has caused or allowed any Contaminants to be used, generated, processed, manufactured, stored, placed, processed, disposed or released on or off-site of any of the Property; (b) the Property is not subject to any contingent liability in connection with the release, threatened release, or presence of any Contaminants on or off site of the Property; (c) Seller has obtained all environmental, health and safety permits, licenses and other authorizations necessary, and made all notifications and filings necessary, for the current use of, and sale of, the Property, including without limitation, the "F" occupancy permit currently in force (collectively, "Environmental Permits"); (d) all Environmental Permits are in good standing and Seller has made timely application for renewal of Environmental Permits where necessary; and (e) the Property is in compliance with all terms and conditions of all Environmental Permits and all Environmental Laws.



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


                         5.6.3 Except as set forth on SCHEDULE 5.6.3 or allowed
by Environmental Laws pursuant to the terms of Seller's "F" occupancy permit, there is not now on or in the Property: (a) any generation, processing, treatment, storage, recycling, disposal or arrangement for disposal of any Hazardous Waste or Infectious Waste; (b) any manufacture, application or disposal of pesticides registered currently or formerly with the United States Environmental Protection Agency or any Governmental authority; (c) any underground storage tanks, in use or abandoned; (d) any asbestos-containing material; (e) any urea formaldehyde foam insulating materials; or (f) any polychlorinated biphenyls (PCBs), including, without limitation, any PCBs in any hydraulic oils, transformers, capacitors or other electrical equipment specifically known to Seller without independent investigation.

                         5.6.4 Except as set forth on SCHEDULE 5.6.4 or in the
Environmental Report, to the best of Seller's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may give rise to any material common law or legal liability or otherwise form the basis of any material claim, suit, action, demand, proceeding, hearing or notice of violation, study or investigation relating to the environment or to human health and safety, which would relate to or affect the Property or any Person as a result of such Person holding title to, possessing, occupying or operating the Property or any portion thereof at any time, whether past, present or future.

                         5.6.5 Seller has made available to Purchaser copies of
all reports, studies, analyses, tests and/or monitoring results in the possession or control of the Seller pertaining to any environmental or human health and safety matters or concerns related to or affecting the Property.

                     5.7 CONDITION OF PROPERTY. Except as otherwise be disclosed in the Engineering Report, the Survey, the Hazard Disclosure Report, the Building Plans or the Environmental Report, the Improvements, including, without limitation, the structural beams, footings, columns, bearing members, foundations and other structural components of the Buildings, the roof of the Buildings and the underground or otherwise concealed sewage, plumbing, electrical and other utility systems placed upon or under the Land or Improvements are free from defects and have been and are in good condition and repair (subject to reasonable wear and tear), properly functioning, fully completed substantially in accordance with the Building Plans. All building permits, certificates of occupancy, and other permits and approvals required for the present use of the Property or otherwise necessary pursuant to any Requirement of Law have been issued. The Equipment is in good operating condition and repair, subject to reasonable wear and tear. Except as previously disclosed to Purchaser in writing, Seller has no knowledge of the necessity of any material repairs or renovations to the Property or Improvements thereon. Except as otherwise expressly provided in this Agreement, Purchaser acknowledges and agrees that it is acquiring the Property in an "AS IS" condition, in reliance on its own inspection and examination.

                     5.8 DISPUTES WITH NEIGHBORS. Seller has had no boundary disputes or water drainage disputes with the owners of any premises adjacent to the Property and has no knowledge of any such dispute involving any former owners of the Property.



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


                     5.9 WELLS. Except as may otherwise be disclosed in the Environmental Report, there are no gas wells, oil wells or other wells, whether capped or uncapped, on or about the Property. If any such wells are discovered, whether before or after the Closing Date, then Seller, at Seller's sole cost and expense, shall cause the same to be capped in accordance with all Requirements of Law and shall repair all damage to the Property in connection with such capping.

                     5.10 TAXES. All taxes, assessments and other Governmental charges imposed by law upon the Property or upon Seller, including, without limitation, any personal Property taxes applicable to the Property, which are due and payable, the failure of which to pay would result in a Lien on the Property or prevent any deed or other document required to be delivered hereunder from being either delivered or recorded or accepted for recording by the applicable public officers (collectively, "Taxes and Assessments"), have been paid. The Property are not subject to any special or reassessed assessments and Seller has no knowledge of any proposed or pending special assessments that would affect the Property, except as may otherwise be shown on the Title Commitment or the tax bills delivered by Seller to Purchaser pursuant to this Agreement. No improvements (site or area) have been installed by or on behalf of any Governmental authority the costs of which may be assessed against the Property.

                     5.11 BROKERS. No agent, broker, investment banker or other Person acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker's commission or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated herein, other than CB Commercial Real Estate Group, and Seller agrees to pay all amounts due or becoming due to said brokers. Seller shall indemnify, protect, defend and hold harmless Purchaser against or from all commissions or fees or claims for same, due to or claimed by any other broker or Person engaged by Seller or claiming to have dealt with Seller in connection with the Property.

                     5.12 BOOKS AND RECORDS. The books of account and other financial and business records of Seller with respect to the Property are in all material respects complete and correct and are maintained in accordance with generally accepted accounting principles, consistently applied.

                     5.13 DISCLOSURE. There are no facts actually known to Seller which materially adversely affects the Property and the condition (financial or otherwise), liabilities, operations or prospects of the Property except for such facts set forth herein, or disclosed to Purchaser in writing, or in any schedule or exhibit attached hereto.

                     5.14 ABSENCE OF UNDISCLOSED LIABILITIES. At Closing, Seller will have no material liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, arising out of any transaction relating to the Property, except as may arise under this Agreement, the Techniclone Lease, the Title Commitment accepted by Seller, or otherwise be disclosed herein and removed at or before the Closing.


                     5.15 UTILITIES; ACCESS.



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


                         5.15.1 To the best of Seller's knowledge, the Property
has and will have as of the Closing Date adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, steam, and any other public utilities, fire protection and means of ingress and egress to and from public highways, necessary or desirable for the current use of the Property as an office/research/production facility. All streets and roads currently used and necessary for access to or full utilization of the Property or any part thereof are duly dedicated public roads maintained by the Government having jurisdiction thereof.

                         5.15.2 To the best of Seller's knowledge, all utility
lines serving the Property enter the Property from adjoining lands dedicated to public use for such uses. The sewer and water lines serving the Property connect directly from the Property to public sewer and water systems maintained by the Government having jurisdiction thereof. To the best of Seller's knowledge, the sewer and water lines serving the Property are of adequate size and capacity to meet the requirements of the Property as presently operated.

                     5.16 PLANS. Except as shown on the Building Plans and/or the Survey and/or the Environmental Report, Seller has no actual knowledge of any Improvements located underground or otherwise not ascertainable by a visible inspection, including, without limitation, any vaults, tanks, pipes or waterlines.

                     5.17 CONSENTS. No consent of any Person not heretofore obtained is necessary to effectuate or perform this Agreement and the transactions herein contemplated. To the best of Seller's knowledge, all permits, authorizations, licenses and approvals necessary for the operation of the Property have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the best of Seller's knowledge, threatened which may result in the revocation, cancellation or suspension, or any material modification of, any of the foregoing.

                     5.18 EFFECTIVENESS OF TRANSACTIONS. Purchaser will acquire hereunder, and delivery of the documents required to be delivered hereby will suffice to vest in Purchaser the entire right, title and interest in, the Property, free and clear of all Liens, encumbrances, liabilities, agreements, leases, claims, rights, easements and restrictions, except for the Permitted Encumbrances.

                     5.19 INSURANCE. Seller has now in force adequate and sufficient fire, casualty, theft, vandalism, and public liability insurance coverage with respect to the Property.

                     5.20 FLOOD PLAIN; WETLANDS. Except as may otherwise be stated on the Survey, the Environmental Report or the Hazard Disclosure Report, the Improvements are not located in a designated flood plain or flood way. No part of the Property constitutes so-called "wetlands" under any Requirements of Law, including without limitation, 33 C.F.R. Section 328.3.



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


                     5.21 HISTORIC DISTRICT. The Property is not located in any area designated by any Government as an historical or similar area wherein such designation would restrict the ability to rehabilitate, construct or otherwise make changes to the interior or exterior of the Property nor do any Governmental restrictions exist with respect to the Property other than normal zoning regulations or codes of a general nature applicable to all property within the purview of such general regulations and codes.

                     5.22 SELLER NOT AN ALIEN. Seller is not a "nonresident alien," "foreign corporation," "foreign partnership," "foreign trust" or "foreign estate" within the meaning of the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder.

                     5.23 EXISTENCE AND AUTHORITY OF SELLER.

                         5.23.1 Seller is, and will be on the Closing Date, a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has, and will have on the Closing Date, all necessary power and authority to (a) carry on the business for which Seller has been organized, (b) own and operate the Property, and (c) enter into this Agreement and perform Seller's obligations hereunder.

                         5.23.2 All actions required to be taken under Delaware
law and Seller's Articles of Incorporation and By-Laws to approve or authorize the execution of this Agreement and consummation of the transactions contemplated hereby have been taken.

                         5.23.3 The execution of this Agreement and the
consummation of the transactions contemplated hereby constitute the valid and binding obligation of Seller, enforceable in accordance with its terms.

                         5.23.4 Neither the execution of this Agreement nor the
consummation of the transactions contemplated hereby will constitute a violation of or be in conflict with or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of any agreement, lease, or other instrument to which Seller is a party or by which the Property is bound.

                     5.24 BEST KNOWLEDGE. As used in this Article 5, "best knowledge" refers to the knowledge of Elizabeth A. Gorbett-Frost, Larry Bymaster and John Zimmerman who are the persons most familiar with the operation of the Property and with the corporate structure of Seller.

Except as expressly provided in this Section 5, and notwithstanding anything to the contrary implied as a matter of law in the Deed, Seller makes no other representation or warranties of any kind whatsoever, either express or implied, with respect to all or any portion of the Property or any such related matter.

         SECTION 6 WARRANTIES AND REPRESENTATIONS OF PURCHASER. Purchaser warrants and represents to Seller as follows:



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


                     6.1 BROKERS. No agent, broker, investment banker or other Person acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any broker's commission or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated herein. Purchaser shall indemnify, protect, defend and hold harmless Seller against or from all commissions or fees or claims for same, due to or claimed by any broker or Person engaged by Purchaser or claiming to have dealt with Purchaser in connection with the Property.

                     6.2 EXISTENCE AND AUTHORITY OF PURCHASER.

                         6.2.1 Purchaser is a limited liability company duly
organized, validly existing and in good standing under the laws of the State of Delaware and will either be qualified as a foreign limited liability to do business in California..

                         6.2.2 The execution of this Agreement and the
consummation of the transactions contemplated hereby constitute the valid and binding obligation of Purchaser, enforceable in accordance with its terms. Each person signing this Agreement on behalf of Purchaser is duly and validly authorized to do so.

                         6.2.3 No authorization, consent, or approval of any
Governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

                         6.2.4 Neither the execution of this Agreement nor the
consummation of the transactions contemplated hereby will constitute a violation of or be in conflict with or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Purchaser's operating agreement or any other agreement, lease, or other instrument to which Purchaser or any of Purchaser's members is a party, including without limitation any Lien in favor of Purchaser's lender.

         SECTION 7.  CERTAIN PRE-CLOSING COVENANTS OF THE PARTIES.

                     7.1 OPERATION PENDING CLOSING. From the date hereof to the Closing, Seller shall:

                         7.1.1 Continue to operate the Property in the ordinary
course of business in accordance with sound real estate management practices, including the performance of all ordinary and necessary maintenance, repairs and replacements, and ordinary and necessary replacement of supplies, in the ordinary course of business;

                         7.1.2 Except in the ordinary course of Seller's
business, execute no Contract, lease, license agreement, concession or other agreement which shall obligate Purchaser in any manner, in respect of the Property or any part thereof, nor any renewal, extension, amendment or modification of any Contract which shall obligate Purchaser in any manner, nor waive any rights of Seller or the owner of the Property thereunder or any prior defaults of the other contracting party thereunder, nor incur any expense in respect of the Property other than ordinary and necessary expenses, without the prior written consent in each instance of Purchaser, which such consent shall not be unreasonably withheld or delayed;



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


                         7.1.3 Maintain the Improvements and Equipment in good
repair, order and condition except for depletion, depreciation, and damage by unavoidable casualty (subject, however, to the provisions of Section 11.8 hereof);

                         7.1.4 Keep in full force and effect insurance
comparable in amount and scope of coverage to insurance now carried;

                         7.1.5 Perform in all material respects all of Seller's
obligations under the Contracts;

                         7.1.6 Maintain the books of account and records
relating to the operation of the Property in the usual, regular and ordinary manner and in compliance in all material respects with all Requirements of Law;

                         7.1.7 Comply in all material respects with all
Requirements of Law applicable to the Property; and

                         7.1.8 Not sell, assign or transfer the Property or any
interest therein, nor enter into any mortgages, leases, encumbrances or other matters affecting title to or possession of the Property without Purchaser's prior written consent.

                     7.2 ACCESS AND INFORMATION. On and after the date hereof, upon reasonable prior notice, Seller shall give to Purchaser and its counsel, agents, representatives and designees full access to the Property and the right to enter upon the Property and make or conduct soil tests, engineering studies, inspections and examinations of the Property and all components thereof, including but not limited to, all utility and mechanical systems serving or in any way related to the Property, environmental, architectural, space planning, and landscaping studies, surveys, plans, drawings, or investigations and such other inspections or surveys thereof as Purchaser may desire, except that any invasive testing shall require Seller's reasonable consent, and full access to all books, records, contracts and commitments directly related to the operation of the Property, and Seller's last Form 10K and Form 10Q, and will furnish all such information and documents (certified, if requested) relating to the operation of the Property as Purchaser and its counsel, agents, other representatives and designees may reasonably request. Seller shall, upon request of Purchaser, furnish Purchaser with copies of all such items and material. In conducting the foregoing investigations, Purchaser and its agents and representatives shall use reasonable good faith efforts to not unreasonably disrupt Seller's business operations at the Property. Purchaser acknowledges that FDA regulations prohibit entry to the Buildings during the course of Seller's production runs. Purchaser will not disclose any confidential information obtained from Seller to others (except for Purchaser's counsel, agents and other representatives involved in this transaction, each of which shall be bound by an agreement to keep such information confidential and to return such information to Purchaser in the event this Agreement is terminated).



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


In the event this Agreement is terminated, Purchaser will use reasonable efforts in good faith to keep confidential any information (unless readily ascertainable from public information or sources or otherwise required by law to be disclosed) obtained from Seller in connection with the transactions contemplated by this Agreement and will return to Seller all documents, work papers and other written material obtained by Purchaser from Seller. In connection with Purchaser's entry onto the Property to conduct tests, studies and examinations, Purchaser shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and disbursements, arising from any bodily injury, property damage or mechanics' lien claim caused by Purchaser, or the firms retained by Purchaser to conduct specific examinations and tests, pursuant to this Section 7.2; provided, however, Purchaser's foregoing obligations shall not include any obligation or duty with respect to claims (including claims that the Property has declined in value) arising out of, resulting from or incurred in connection with (i) the discovery, presence or Release of any Hazardous Substances, unless such presence or Release was caused by Purchaser or its agents and other representatives, or (ii) the results, findings, tests or analyses of Purchaser's environmental investigation of the Property.

                     7.3 PRE-CLOSING DELIVERIES. Seller shall deliver, or cause to be delivered, each of the following items to Purchaser at Seller's sole cost and expense, each of which shall be delivered immediately upon the full execution of this Agreement:

                         7.3.1 Complete and correct copies of all insurance
policies maintained by Seller currently in effect together with all riders and amendments thereto with respect to the Property, or certificates reflecting the coverage afforded under such insurance policies.

                         7.3.2 ALTA preliminary commitment or binder for title
insurance ("Title Commitment") from the Title Company with current date, containing the commitment of the Title Company to issue the Title Policy required to be delivered pursuant to Section 4.3 hereof. The Title Commitment shall set forth the results of a so-called special tax search showing all pending assessments on the Property. The Title Commitment shall have attached thereto complete and legible copies of all documents relating to any matter or exception shown on Schedule B of the Title Commitment. The Title Commitment shall include the results of a search of all uniform commercial code financing statements and chattel mortgages filed with the appropriate county recorders/state official. Purchaser shall be responsible for obtaining the Title Commitment but the cost shall be borne by Seller pursuant to the provisions of
Section 4.7 hereof.

                         7.3.3 A current survey ("Survey"), prepared by a land
surveyor certified and licensed in California, and approved by Purchaser, covering the Property and meeting the requirements set forth in this Section. The Survey shall contain an appropriate certificate signed by the Surveyor, certifying to Purchaser, the Title Company and any other parties designated by Purchaser, that the Survey is an accurate representation of the Land, Improvements and Appurtenances and that the Survey complies with the 1992 "Minimum Standard Detail Requirements of ALTA/ACSM Land Title Surveys" for an



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


Urban Class Surveys. The certificate of the surveyor shall specifically certify that each of the parcels comprising a separate locale of the Land are contiguous each to the other without any strips, gores or other parcels of land intervening. The perimeter survey description contained in the Survey shall be used in the preparation of legal descriptions for the Title Policy, any binders of insurance for the Title Policy, the Deed and any other documents requiring legal descriptions of the Property to be delivered pursuant to this Agreement. The Survey shall be in such sufficient detail and reveal such state of facts as to permit the Title Company to issue the Title Policy without any survey, boundary or encroachment exceptions. The Survey shall be in form and substance acceptable to Purchaser and shall (a) show the location of all structures and Improvements on the Property; (b) identify or otherwise designate all (i) utility lines serving the Property, (ii) set back, rear yard and side yard requirements, (iii) easements and rights-of-way, either of record or visible on the ground, which either benefit or burden the Property, (iv) conditions, restrictions and other matters affecting title to the Property that are capable of being located on the Survey, (v) perimeter lines of the Property with monuments either set or found at each corner thereof, (vi) curb cuts, driveways and fences, and (vii) all matters affecting title to the Property which are shown in the Title Commitment and capable of being shown on or located by a survey; (c) contain a computation of the acreage of the Property to the nearest one-thousandth of an acre (specifically identifying the portion of the Property and the acreage thereof in any public highway, right-of-way, dedicated street or exclusive easement area) and a computation of the gross square footage of the Building; (d) contain a legal description of the Property; (e) show any encroachment on the Property or of any building or improvement constituting a part of the Property encroaching on any other property or an affirmative statement that no encroachment exists; (f) certify the zoning of the Property;
(g) include the names of the owners of any real property adjoining the Property;
(h) certify that no portion of the Property is located within a flood plain or flood way area or specifically identifying which portions of the Property are located within such flood plain or flood way area (i) have the seal and registration number of the surveyor affixed; and (j) bear the date on which the actual field survey has concluded.

                         7.3.4 Environmental site assessment (commonly known as
a "Phase I" site assessment) ("Environmental Report") in form and substance acceptable to Purchaser and prepared by a qualified environmental engineering and consulting firm approved by Purchaser. The Environmental Report shall contain such information, and shall be the result of such investigations, as is usual and customary for environmental site assessments for property comparable to the Property and shall be sufficient to substantiate the matters set forth in
Section 5.6 hereof and any problems or concerns related to the Property with respect to the environment or to human health and safety.

                         7.3.5 An engineering study of the Property
("Engineering Report"), in form, content and scope acceptable to Purchaser, prepared by a qualified engineering firm approved by Purchaser. The Engineering Report shall include, without limitation, a study or analysis of (a) all structural components of the Improvements, (b) all mechanical, electrical, plumbing, HVAC, sprinkler, fire suppression, elevators, and other Building systems and Equipment designated by Purchaser, and (c) the roof of the Buildings.



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


                         7.3.6 An Appraisal of the Property made by an MAI
certified real property appraiser, setting forth both the unencumbered value of the fee simple interest in the Property and the leased fee value of the Property. 7.3.7 Two (2) complete and correct sets of "as built" architectural, mechanical, electrical, structural landscape, site and drainage plans and specifications for all Improvements (collectively, "Building Plans").

                         7.3.8 All policies of title insurance with respect to
the Property received by Seller when Seller acquired the Property or otherwise within Seller's possession or control.

                         7.3.9 Originals of, or complete and accurate copies of,
the following (a) all engineering and/or architectural studies, surveys, assessments or reports with respect to the Property, (b) all studies, surveys, assessments or reports relating to any environmental matter concerning the Property, and (c) all surveys and site plans of the Land, Improvements and Appurtenances.

                         7.3.10 Complete and correct copies of all certificates,
licenses, permits, authorizations and approvals issued for or with respect to the Property by any Governmental authority having jurisdiction, including, without limitation, all certificates of occupancy issued with respect to the Improvements.

                         7.3.11 Complete and correct copies of all site plan
approvals, zoning approvals, zoning variances, if any, issued by the Governmental authorities having jurisdiction over zoning and land use requirements applicable to the Property, to the extent that the foregoing are within Seller's possession or control.

                         7.3.12 Complete and correct copies of all warranties
and guarantees applicable to the Building, Equipment or Improvements.

                         7.3.13 Complete and correct copies of all tax bills
relating to the Property for the three (3) year period immediately preceding the date of this Agreement.

                         7.3.14 Complete and correct copies of all Space Leases.

                     7.4 CONTINUING ACCURACY OF REPRESENTATIONS. The representations and warranties contained herein, or otherwise made in writing by or on a party's behalf, shall be true and correct as of the Closing, except for such changes contemplated and permitted by this Agreement, as though such party had made such representations and warranties in exactly the same form or language on the Closing Date. Each of the parties shall immediately notify the other party in the event that any representation or warranty made by the notifying party shall cease to be true and correct at or prior to the Closing.

                     7.5 SATISFACTION OF CONDITIONS. Seller shall cause each of the conditions set forth in Section 9 hereof to be satisfied at or prior to the Closing.


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



         SECTION 8.  PURCHASER'S DUE DILIGENCE.

                     8.1 APPROVAL BY PURCHASER. Purchaser shall have the period commencing with the date of this Agreement and continuing through December ___, 1998 (the "Due Diligence Period") in which to review and approve the reports, surveys, documents and other items set forth in Section 7.3 hereof (collectively, "Due Diligence Items").

                         8.1.1 In the event that or before December ___, 1998
Purchaser notifies Seller that any one or more of the Due Diligence Items is not acceptable, or in the event that on or before December ___, 1998 Purchaser disapproves of the condition of the Property or any other matters relating to the Property which have been inspected by or revealed to Purchaser subsequent to the date of this Agreement, then Seller shall have a period of five (5) business days after each such notice in which Seller shall notify Purchaser in writing whether or not Seller intends to attempt to cure, satisfy or otherwise remedy to Purchaser's satisfaction ("Cure") such conditions or matters set forth in Purchaser's notice (such conditions or matters, collectively, "Purchaser's Objections"). If Seller elects to Cure Purchaser's Objections, then Seller shall have a period of thirty (30) days after Seller's receipt of the notice setting forth such Purchaser's Objections in which to Cure the same. If Seller has timely notified Purchaser that Seller does not intend to attempt to Cure the Purchaser's Objections, or if Seller elects to Cure the Purchaser's Objections and thereafter fails to Cure the same within the time period provided for herein, then, in either such event, Purchaser may, by written notice to Seller, elect to cancel this Agreement, in which event all parties shall be released and discharged of any further liability hereunder, except any liability under
Section 11.4 hereof.

                         8.1.2 If any matter shown in the Title Commitment
and/or the Survey is not acceptable to Purchaser, then Purchaser (or Purchaser's attorneys) shall notify Seller of those matters that are not acceptable. Seller shall have a period of five (5) business days after receipt of Purchaser's notice in which Seller shall notify Purchaser in writing whether or not Seller intends to attempt to Cure such conditions or matters set forth in Purchaser's notice (such conditions or matters, collectively, "Title/Survey Objections"). If Seller elects to Cure the Title/Survey Objections, then Seller shall have a period of thirty (30) days after receipt of Purchaser's notice in which to Cure the Title/Survey Objections. If Seller has timely notified Purchaser that Seller does not intend to attempt to Cure the Title/Survey Objections, or if Seller elects to Cure the Title/Survey Objections and thereafter fails to Cure the same within the time period provided for herein, then in either such event, Purchaser may, by written notice to Seller, elect to cancel this Agreement, in which event all parties shall be released and discharged of any further liability hereunder, except any liability under Section 11.4 hereof. Notwithstanding the foregoing, Purchaser shall not be required to object to any Lien or similar matter which Seller is otherwise required to remove or cure pursuant to this Agreement and which can be removed or cured by the payment of money out of funds otherwise payable to Seller at Closing.

         SECTION 9. CONDITIONS TO OBLIGATIONS OF PURCHASER. Purchaser shall not be obligated to close title hereunder nor have any obligation under this Agreement if any of the following conditions shall exist or shall occur, except to the extent that any such condition may have been waived by Purchaser pursuant to Section 12:

                     9.1 LITIGATION. An action or proceeding brought by any Person (other than a party hereto) shall be pending before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or to recover any damages or obtain other relief as a result of the consummation of the transactions contemplated by this Agreement.

                     9.2 SELLER REPRESENTATIONS AND PERFORMANCE. The representations and warranties of Seller contained herein or otherwise made in writing by or on Seller's behalf in connection with the transactions contemplated hereby shall not be true and correct in all material respects as of the Closing, except for changes contemplated and permitted by this Agreement, as though such representations and warranties were made as of the Closing in exactly the same form or language; or Seller shall not have duly performed and complied with all of the agreements, conditions and deliveries required by this Agreement to be performed, complied with, or delivered by Seller prior to or at the Closing.

                     9.3 INSURABILITY OF TITLE TO PROPERTY. Any policy of title insurance which is to be issued by the Title Company with respect to the Property contains exceptions for matters other than the Permitted Encumbrances.

                     9.4 ZONING. Any building code or zoning or land use law or regulation to which the Property is subject shall be modified or amended in any manner whatsoever which adversely affects Purchaser's intended use and development of the Property, including without limitation, in such manner as to result in a change of the zoning classification of the Property.

                     9.5 APPROVAL BY PURCHASER. Purchaser has not previously terminated this Agreement pursuant to Section 8.1 hereof.

                     9.6 APPROVAL BY PURCHASER'S LENDER. Purchaser's Lender is not willing to fund the purchase of the Property on terms and conditions reasonably acceptable to Purchaser.

         SECTION 10. CONDITIONS TO OBLIGATIONS OF SELLER. Seller's obligation to sell the Property shall be conditioned upon the fulfillment of each of the conditions precedent set forth in Section 9, all of which should be satisfied or waived in writing on or prior to the specified date and time, or in the absence of a specified date and time, by the Closing Date. The obligations of Seller hereunder are further subject to the fulfillment at or prior to the Closing of the following conditions except to the extent that any of such conditions may have been waived by Seller pursuant to Section 12:

                     10.1 LITIGATION. No action or proceeding brought by any Person (other than a party hereto) shall be pending before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or to recover any damages or obtain other relief as a result of the consummation of the transactions contemplated by this Agreement.

                     10.2 REPRESENTATIONS AND PERFORMANCE OF PURCHASER. The representations and warranties of Purchaser contained herein and otherwise made in writing by or on its behalf in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing, except for changes contemplated and permitted by this Agreement, as though such representations and warranties were then made in exactly the same form and language; and Purchaser shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

         SECTION 11. ADDITIONAL COVENANTS.

                     11.1 EXPENSES. Except as otherwise provided herein, Seller and Purchaser each agree to pay their own costs and expenses incurred in connection with the transactions contemplated hereby. Seller shall be responsible for the costs of producing the reports, surveys, documents and other items required by Section 4 and Section 7 to be obtained and delivered by Seller.

                     11.2 SATISFACTION OF LIENS. In the event that there are any Liens, encumbrances or defects to the marketability or insurability of the title to the Property on the date of Closing, other than for Permitted Encumbrances, by reason of any mortgage, Lien against the Property, unpaid tax, conditional sales contract or chattel mortgage, mechanic's lien, judgment or any encumbrance which is susceptible of being cured or discharged upon payment of a fixed or ascertainable amount, Seller shall pay, satisfy and discharge such Lien, encumbrance or defect against the Property at or prior to the Closing by procuring and recording at Seller's expense a good and sufficient release, satisfaction or discharge, discharging each of said Liens, encumbrances or defects of record. If at the date of Closing there shall be any such Liens, encumbrances or defects, Seller may use the portion of the balance of the Purchase Price which is payable in immediately available funds to satisfy the same, provided that Seller shall simultaneously either deliver to Purchaser at the Closing instruments in recordable form and sufficient to satisfy and discharge such Liens, encumbrances or defects of record together with the cost of recording or filing said instruments, or, provided that the Seller has made arrangements with the Title Company in advance of the Closing, Seller will deposit with the Title Company sufficient monies acceptable to and required by the Title Company to insure the obtaining and the recording of such instruments and satisfactions and to induce the Title Company to issue the Title Policy to Purchaser insuring the Property free of any such Liens, encumbrances or defects.

                     11.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations, warranties and covenants of Purchaser and Seller contained herein or in any schedule, exhibit, certificate or document delivered herewith or in pursuance hereof and their respective agreements contained herein shall survive the Closing for a period of two (2) years. All warranties and representations shall be effective regardless of any investigations which have been or will have been made. If Seller becomes aware of any facts or circumstances which would change or render incorrect, in whole or in part, any representation or warranty made by Seller under this Agreement, whether as of the date given or at any time thereafter to and including the Closing Date and whether or not such representation was based on Seller's knowledge and/or belief as of a certain date, Seller will give prompt written notice of such change, fact or circumstance to Purchaser. If Purchaser elects to close the transaction contemplated hereby, Seller's liability for misrepresentation or a breach of warranty, the misrepresentation or breach complained of shall exclude any fact or circumstance of which Seller subsequently learns and notifies Purchaser of pursuant to this Section 11.3.

                     11.4 INDEMNITY BY SELLER.

                          11.4.1 Seller shall indemnify, protect, defend and
hold harmless Purchaser from and against any and all actions, suits, claims, liabilities, damages, losses, costs and expenses, including attorneys' fees, resulting from (a) any representations made by Seller in this Agreement or made in any document or certificate delivered pursuant to this Agreement which are inaccurate or misleading, (b) any breach of any of Seller's warranties made in this Agreement or any document or certificate delivered pursuant to this Agreement, (c) any breach or default in the performance or observance by Seller of any of the covenants or other obligations which Seller is to perform or observe under this Agreement, or (e) any obligations or liabilities related to or arising under any Contract (collectively, "Indemnified Matters"). Seller's obligation to indemnify Purchaser for the events described in (a) and (b) above shall be limited in duration, as set forth in Section 11.3

                          11.4.2 Should any claim be made by a person not a
party to this Agreement with respect to any matter to which the indemnity set forth in this Section 11.4 relates, Purchaser shall promptly give Seller written notice of any such claim, and Seller shall thereafter defend or settle any such claim, at its sole expense, on its own behalf and with counsel of its selection; provided, however, that Seller's counsel shall be competent counsel experienced in the type of litigation or claim at issue and shall be acceptable to Purchaser, acting reasonably. Upon Seller's assumption of the defense of any claim against Purchaser pursuant to Seller's indemnity, Purchaser shall have the right to participate in the defense or settlement of the claim with counsel retained and paid by it, and Seller shall cause the attorneys retained by it to consult and cooperate fully with counsel for Purchaser. In such defense or settlement of any claims, Purchaser shall provide Seller with originals or copies of all relevant documents and provide its utmost cooperation with and assistance to Seller, at no expense to Purchaser. Notwithstanding any provision of this Section 11.4 to the contrary, Seller shall not enter into any settlement or agreement in connection with any Indemnified Matters binding upon or adversely affecting Purchaser, or admit any liability or fact in controversy binding upon or adversely affecting Purchaser, without Purchaser's prior written consent which such consent shall not be unreasonably withheld or delayed.

                     11.5 FURTHER ASSURANCES. If at any time either of the parties hereto shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to carry out the provisions hereof and the transactions contemplated herein, the appropriate parties hereto shall execute and deliver, or cause to be executed and delivered, any and all proper deeds, assignments and assurances, and do or cause to be done all things necessary or proper to carry out fully the provisions hereof.

                     11.6 DELIVERY OF DOCUMENTS AND OTHER ITEMS. No document shall be deemed executed and delivered for purposes of this Agreement unless such document shall have been duly executed with all blanks appropriate filled in pursuant to the terms hereof or thereof.

                     11.7 RECORDATION. Neither party shall record this Agreement.

                     11.8 DAMAGE AND DESTRUCTION.

                          11.8.1 If any part of the Property shall, prior to the
filing of the Deed for record, be damaged or destroyed by fire or any other cause, then Seller shall immediately give written notice to Purchaser of such event and the parties shall thereafter proceed as follows:

                                 (a) If the cost of repairing an insured event
of damage or destruction is less than One Hundred Thousand Dollars ($100,000.00), Seller shall promptly restore the Property and the parties shall proceed to close this transaction. Seller shall be responsible for any expense incurred by Purchaser because of the delay in closing.

                                 (b) If the event of damage or destruction is
uninsured or if the cost of repairing the damage or destruction is more than One Hundred Thousand Dollars ($100,000.00), Purchaser may, at Purchaser's option (i) receive the proceeds of any insurance payable in connection therewith plus a cash payment by Seller of the deductible amount, if any, under the insurance policy or policies covering the Property and thereupon remain obligated to perform this Agreement; or (ii) terminate this Agreement. Upon termination of this Agreement by Purchaser pursuant to this Section 11.8, all funds and documents previously paid, deposited or advanced by Purchaser shall be immediately returned to Purchaser.

                          11.8.2 Simultaneously with the execution of this
Agreement, Seller shall deliver to Purchaser true and complete copies of all policies for the present insurance coverage upon the Property, or certificates reflecting the coverage afforded under such insurance policies. Seller shall keep such policies in full force and effect through the Closing Date and immediately advise Purchaser in writing of any damage to the Property. Seller shall execute and deliver such instruments as may be necessary to assign to Purchaser on the Closing Date any insurance policies presently in effect upon the Property which Purchaser elects to assume.

                     11.9 EMINENT DOMAIN.

                          11.9.1 If, prior to Closing, all or any portion of the
Property is taken or affected by eminent domain proceedings, or under a threat of eminent domain, for any public or quasi-public use or purpose (a "Taking"), then in any such event, Seller shall immediately give Purchaser written notice of the occurrence of such event, and the parties shall thereafter proceed as follows:

                                 (a) If the cost of such Taking is less than One
Hundred Thousand Dollars ($100,000.00), Seller shall promptly restore the Property and the parties shall proceed to close this transaction. Seller shall be responsible for any expense incurred by Purchaser because of the delay in closing.

                                 (b) If the cost of such Taking is more than One
Hundred Thousand Dollars ($100,000.00), Purchaser may, at Purchaser's option (i) receive the proceeds of any Awards payable in connection therewith and thereupon remain obligated to perform this Agreement; or (ii) terminate this Agreement. Upon termination of this Agreement by Purchaser pursuant to this Section 11.9.1(b), all funds and documents previously paid, deposited or advanced by Purchaser shall be immediately returned Purchaser.

                          11.9.2 If the Closing shall occur following a Taking,
and if Purchaser does not elect to terminate this Agreement in the manner set forth in Section 11.9.1(b), then Seller shall deliver or cause to be delivered to Purchaser (at Closing, if possible) all Awards, less any sums theretofore reasonably utilized by Seller for restoration or repair of the Property, to the extent the same was properly performed at Purchaser's direction pursuant to
Section 11.9.1 and Seller shall execute and deliver to Purchaser at Closing all proper instruments for assignment and collection of any Awards not paid at Closing and shall also pay to Purchaser such additional amounts, if any, in excess of the Awards as may be reasonably required to complete any restoration or repair of the Property.

                     11.10 NO ASSUMPTION OF SELLER'S LIABILITIES. Purchaser shall not, by the execution or performance of this Agreement or otherwise, assume, become responsible for, or incur any liability or obligation of any nature of Seller. Without limiting the generality of the foregoing, Purchaser shall not assume any liability or obligation of Seller under any Contract.

                     11.11 CONFIDENTIALITY. Except as otherwise required by Requirement of Law, Purchaser and Seller shall keep the contents of this Agreement and the terms for the acquisition of the Property confidential and shall not disclose the contents of this Agreement or the terms for the acquisition of the Property in any manner whatsoever to any party without the other party's prior written consent, except that each party may disclose such terms to such party's professional advisors, agents and employees and Purchaser may disclose such terms to Purchaser's Lender, potential joint ventures, partners or members, provided that each party agrees to keep such terms confidential.

         SECTION 12. WAIVER. Any condition to the performance by any party hereto, which may legally be waived at or prior to the Closing may be waived at any time by the party entitled to the benefit thereof by action duly taken by the waiving party. Except as herein expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature) and no acceptance or payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this



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


Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. No purported waiver by either party of any default by the other of any term or provision contained herein shall be effective unless the waiver is in writing and signed by the waiving party.

         SECTION 13. MISCELLANEOUS. The captions or headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by any party to this Agreement to any other party to this Agreement or any director, officer, stockholder, partner, agent, attorney or employee thereof which is not embodied in this Agreement, and no party or director, officer, stockholder, partner, agent, attorney or employee shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not embodied herein. This Agreement may be executed in several counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the situs of the Property, notwithstanding the application of any principles of conflicts of laws. Seller and Purchaser shall execute such modifications or amendments to this agreement as may be necessary or desirable in order to conform the intentions of the parties as set forth or as reasonably intended hereunder to the laws of the situs of the Property. This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor to Seller or Purchaser subject to the restrictions contained herein with respect to assignment of this Agreement. Wherever provision is made herein for the execution and delivery of any document or instrument by Seller, such document or instrument shall be executed and delivered by the duly authorized officers of Seller.

         SECTION 14. NOTICES.

                     14.1 METHOD OF NOTICE. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or shall be mailed by certified or registered mail, postage prepaid, return receipt requested, or deposited with a nationally-recognized over-night courier addressed to the parties at the following addresses, or such other or further addresses as either of the parties shall request by further written notice given in the manner herein required:

                     If to Seller:       TECHNICLONE CORPORATION
                                         14282 Franklin Avenue
                                         Tustin, CA 92780
                                         Attn: Steven C. Burke, CFO



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


                     with a copy to:     Rutan & Tucker, LLP
                                         611 Anton Boulevard, Suite 1400
                                         Costa Mesa, CA 92626
                                         Attn: Mary Green, Esq.

                     If to Purchaser:    14282 Franklin Avenue Associates, LLC
                                         c/o The Bentley Forbes Group, LLC
                                         1900 Avenue of the Stars, Suite 2840
                                         Los Angeles, California  90067 - 4509
                                         Attn: C. Frederick Wehba, II, President

                     with a copy to:     14282 F Franklin Avenue Associates, LLC
                                         c/o The Bentley Forbes Group, L.L.C.
                                         1900 Avenue of the Stars, Suite 2840
                                         Los Angeles, California  90067 - 4509
                                         Attn: Sharon Nader Sloan, Esq.

                     14.2 NOTICES AFFECTING THE PROPERTY. Seller shall promptly provide Purchaser with an exact copy of any notice, communication or other instrument or document received or given by Seller in any way to or affecting the Property.

         SECTION 15. INTENTIONALLY DELETED

         SECTION 16. DEFAULT.

                     16.1 DEFAULT BY PURCHASER. In the event title shall fail to close hereunder through no default of Seller and by reason of a default by Purchaser, Seller's sole and exclusive remedy against Purchaser, in lieu of all other rights or remedies otherwise provided at law or in equity against Purchaser or against any officer, director, official or employee of Purchaser, shall be to retain the Earnest Money, including accrued interest, as liquidated and agreed damages, and not as a penalty or forfeiture. For purposes of this Agreement, any one of the following shall be deemed a "default by Purchaser" under this Agreement: (a) Purchaser's failure to deliver any documents or other items required to be so delivered under the provisions of this Agreement; (b) the willful refusal of Purchaser to either consummate the sale of the Property provided for herein or perform all obligations required of Purchaser pursuant to the provisions of this Agreement; or (c) a breach of this Agreement by Purchaser.


                  /S/ BK__________             /S/ SB__________
                  Purchaser's Initials         Seller's Initials

                     16.2 DEFAULT BY SELLER. In the event title shall fail to close hereunder through no default of Purchaser and by reason of a default by Seller, Purchaser shall retain all rights and remedies provided at law or in equity against Seller, its successors or assigns including, without limitation, the specific performance of this Agreement. Purchaser shall have the right to elect to receive, in lieu of all other rights or remedies otherwise provided by law or in equity against Seller or against any officer, director, official or employee of Seller, all out-of-pocket expenses incurred by Purchaser in connection with this transaction, including but not limited to, (a) Purchaser's internal costs and expenses, (b) the fees of Purchaser's outside attorneys, (c) the legal fees of Lender's counsel, (d) the nonrefundable portion of Lender's commitment fee, (e) the cost of Lender's due diligence and environmental reviews, (f) all of the verified cost of Lender's rate lock instrument, and (g) the cost of the Engineering Report, the Environmental Report, the appraisal, the Survey, and any fees and charges associated with the Title Policy and Escrow Agent, in an amount not to exceed the sum of One Hundred Seventy Five Thousand Dollars ($175,000.00), as liquidated and agreed damages. For purposes of this Agreement, any one of the following shall be deemed a "default by Seller" under this Agreement: (a) Seller's failure to deliver any reports, surveys, documents or other items required to be so delivered under the provisions of this Agreement; (b) the willful refusal of Seller to either consummate the sale of the Property provided for herein or perform all obligations required of Seller pursuant to the provisions of this Agreement; or (c) a breach of this Agreement by Seller.

                  /S/ BK__________             /S/ SB__________
                  Purchaser's Initials         Seller's Initials

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     SELLER:

                                     TECHNICLONE CORPORATION,
                                       a Delaware corporation

                                     By:      /S/ STEVEN C. BURKE
                                             -----------------------------------
                                     Name:    STEVEN C. BURKE
                                             -----------------------------------
                                     Title:   CFO
                                             -----------------------------------



                                     PURCHASER:

                                     14282  FRANKLIN  AVENUE  ASSOCIATES,
                                     LLC, a Delaware  limited liability company


                                     By:      /S/ BERT KREISBERG
                                             -----------------------------------
                                              Bert Kreisberg, Manager

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF THE LAND
                          -----------------------------


Parcel A:

Parcels 2 and 3 of parcel map 95-115, in the city of Tustin, County of Orange, State of California, as per map recorded in book 290 page(s) 3 through 5 inclusive of Miscellaneous maps, in the office of the County Recorder of said County.

Excepting therefrom all oil, oil rights, minerals, mineral rights, natural gas rights, and other hydrocarbons by whatsoever name known that may be within or under the parcel of land hereinabove described, together with the perpetual rights of drilling, mining, exploring and operating therefor, and storing in and removing the same from said land or any other land, including the right to whipstock or directionally drill and mine from land other than those hereinabove described, oil or gas wells, tunnels and shafts into, through or across the subsurface of the land hereinabove described, and to bottom such whipstocked or directionally thereof, and to redrill retunnel, equip, maintain, repair, deepen and operate any wells or mines, without, however, the right to drill, mine, store, explore and operate through the surface of the upper 500 feet of the subsurface of the land hereinabove described, as reserved in deeds or record.

Parcel B:

Easements for access, ingress, egress and parking over parcel A of parcel map recorded in book 290 , pages 3, 4 and 5 of parcel maps as set forth in that certain declaration of restrictions entitled "Franklin Court" and recorded January 9, 1996 as instrument No. 96-0012567 and re-recorded April 30, 1996 as instrument No. 96-214962 both of official records.

                                   EXHIBIT "B"

                                 PROMISSORY NOTE
                                 ---------------

  (filed as Exhibit 10.49 to the Quarterly Report on Form 10-Q for the quarter ended January 31, 1999 and incorporated herein by this reference)

                                   EXHIBIT "C"

                                 LEASE AGREEMENT
                                 ---------------

  (filed as Exhibit 10.48 to the Quarterly Report on Form 10-Q for the quarter ended January 31, 1999 and incorporated herein by this reference)

                                   EXHIBIT "D"

                 CERTIFICATION OF WARRANTIES AND REPRESENTATIONS
                 -----------------------------------------------

         TECHNICLONE CORPORATION, a Delaware corporation, ("Seller") hereby certifies to TNCA, LLC, a Delaware limited liability company ("Purchaser") that all of Seller's warranties and representations set forth in that certain Real Estate Purchase Agreement ("Purchase Agreement") dated as of December __, 1998, by and between Seller and Purchaser, are true and correct as of the date of this Certification as if all warranties and representations of Seller set forth in the Purchase Agreement were made by Seller as of the date of this Certification.

         IN WITNESS WHEREOF, Seller has caused this Certification to be executed by its duly authorized officer as of the day of December, 1998.

                                             TECHNICLONE CORPORATION
                                              a Delaware corporation


                                             By:
                                             Name:
                                             Title:

                                   EXHIBIT "E"

                                  BILL OF SALE
                                  ------------

                                   [Equipment]

         KNOW ALL MEN BY THESE PRESENTS THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TECHNICLONE CORPORATION, a Delaware corporation ("Seller") does hereby grant, bargain, sell, deliver, carry, transfer, set over and assign (or cause to be granted, bargained, sold, delivered, carried, transferred, set over and assigned) unto TNCA, LLC, a Delaware limited liability company ("Purchaser"), its successors and assigns, all of the "Equipment", as that term is defined in that certain Real Estate Purchase Agreement ("Purchase Agreement") dated as of December __, 1998 by and between Seller and Purchaser for the purchase and sale of certain real property and improvements and related property located in Tustin, CA and as more particularly described on EXHIBIT A attached hereto and made a part hereof.

         It is the intention of this instrument to convey, transfer and assign to Purchaser, and Seller represents and warrants to Purchaser that this instrument does convey, transfer and assign to Purchaser, all right, title and interest in and to the Equipment. Seller, for itself and its successors and assigns, further represents and warrants that Seller has the right, power and capacity to sell the Equipment..

         Seller agrees to execute and deliver, or cause to be executed and delivered, all such further assignments, endorsements or other documents as Purchaser may reasonably request for the purpose of effecting transfer of all right, title and interest in and to the Equipment.

         TO HAVE AND TO HOLD the Equipment unto Purchaser, its successors and assigns, to and for its and their own use forever.

         IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized officer as of the ___ day of December, 1998.

                                              TECHNICLONE CORPORATION
                                              a Delaware corporation


                                              By:
                                              Name:
                                              Title:

                                   EXHIBIT "F"

                 GENERAL ASSIGNMENT, CONVEYANCE AND BILL OF SALE
                 -----------------------------------------------

                              [Intangible Property]

         KNOW ALL MEN BY THESE PRESENTS THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TECHNICLONE CORPORATION, a Delaware corporation ("Seller") does hereby grant, bargain, sell, deliver, carry, transfer, set over and assign (or cause to be granted, bargained, sold, delivered, carried, transferred, set over and assigned) unto TNCA, LLC, a Delaware limited liability company ("Purchaser"), its successors and assigns, all of the "Intangible Property", as that term is defined in that certain Real Estate Purchase Agreement ("Purchase Agreement") dated as of December __ , 1998 by and between Seller and Purchaser for the purchase and sale of certain real property and improvements, and related property, located in Tustin, CA, as more particularly described on EXHIBIT "A" attached hereto and made a part hereof.

         It is the intention of this instrument to convey, transfer and assign to Purchaser, and Seller represents and warrants to Purchaser that this instrument does convey, transfer and assign to Purchaser, all right, title and interest in and to the Intangible Property. Seller, for itself and its successors and assigns, further represents and warrants that Seller has the right, power and capacity to sell the Intangible Property.

         Seller agrees to execute and deliver, or cause to be executed and delivered, all such further assignments, endorsements or other documents as Purchaser may reasonably request for the purpose of effecting transfer of all right, title and interest in and to the Intangible Property.

         TO HAVE AND TO HOLD the Intangible Property unto Purchaser, its successors and assigns, to and for its and their own use forever.

         IN WITNESS WHEREOF, Seller has caused this General Assignment, Conveyance and Bill of Sale to be executed by its duly authorized officer as of the day of December __, 1998.

                                              TECHNICLONE CORPORATION,
                                              a Delaware corporation


                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________

                                   EXHIBIT "G"

                                ESCROW AGREEMENT
                                ----------------

         Old Republic General Title Insurance Corporation (the "Escrow Holder") has agreed to act as the closing agent and title insurer for the above-referenced transaction. This Escrow Agreement (the "Escrow Agreement") sets forth the instructions, on behalf of Techniclone Corporation, a Delaware corporation ("Seller") and 14282 Franklin Avenue Associates, LLC, a Delaware limited liability company ("Purchaser"), with respect to the recordation of documents, the disbursement of funds, and the issuance of the title policy. Attached and incorporated as Exhibit "A" to this Escrow Agreement is a true and correct copy of the Real Estate Purchase Agreement dated December __, 1998 between Purchaser and Seller (the "Purchase Agreement"). The Escrow Holder is instructed to follow each of the provisions set forth in the Purchase Agreement which pertains to the issues of recordation, disbursement of funds and issuance of the title policy.

                  ADDITIONAL ESCROW INSTRUCTIONS AND CONDITIONS

         1. You are instructed to insert the date when title is transferred and recorded into all undated documents.

         2. All funds received in this escrow shall be deposited with other escrow funds in a general escrow account or accounts of the Escrow Holder with any State or National Bank qualified to do business in the State of California and may be transferred to any other such general escrow account or accounts or any duly authorized sub-escrow agent. All disbursements shall be made by check or wire transfer of the Escrow Holder. The parties to this escrow are hereby notified that the funds deposited herein are insured only to the limit provided by Federal Deposit Insurance Corporation.

         3. You are authorized to prepare, obtain, record and deliver your usual instrument(s) to carry out the terms and conditions of this escrow. All parties hereby jointly and severally agree to hold the Escrow Holder free and harmless and shall defend against any liability in connection with the preparation of said instruments or documents. You are further authorized to order a policy of title insurance to be issued in accordance with the Agreement at the close of escrow. Close of escrow shall be deemed to be the date instruments are recorded.

         4. All adjustments and prorations called for in this escrow are to be made on the basis of a thirty (30) day month unless otherwise instructed in writing.

         5. You shall not be held accountable or liable in any manner whatsoever for your failure to comply with any of the provisions of any agreement or instrument deposited or referred to herein, wherein any of the terms of said agreement or instrument are not part of the written instructions of the parties accepted by you. You shall not be held accountable or liable for the sufficiency or correctness as to form, manner of, execution, or validity or any instrument deposited in this escrow, nor as to the identity, authority or rights of any person executing the same. Your duty shall be confined to the safekeeping of money, instruments or other documents received by you as escrow holder and your disposition thereof in accordance with the written mutual instructions accepted by you in this Escrow Agreement.

         6. No notice, demand or change of instructions shall be of any effect in this escrow unless given in writing by all parties affected thereby. In the event a demand for the funds on deposit in this escrow is made, not concurred in by all parties hereto, the Escrow Holder, REGARDLESS OF WHO MADE DEMAND THEREFOR AND AFTER MAILING A COPY OF SUCH NOTICE TO EACH OF THE OTHER PARTIES AT THEIR MAILING ADDRESS, may elect to do any of the following:

            (i) After thirty (30) days from the date escrow was first notified that the escrow is to be canceled and/or demand for funds was made, absent mutually concurring instructions providing for payment of funds and the disposition to be made of this escrow, the Escrow Holder may return all documents and the funds on deposit to the parties depositing same, LESS cancellation fees and charges incurred, and without liability therefor.

            (ii) Withhold and stop all further proceeding in, and performance of, this escrow pending a resolution of any conflict by and between the parties hereto.

            (iii) File an action in interpleader and deposit in court all documents and the funds in escrow, LESS cancellation fees, costs, expenses and reasonable attorney's fees incurred, and have no further liability hereunder. Any such actions must comply with the requisite interpleader statutes of the State of California in this regard.

         7. If the conditions of this escrow have not been complied with at the time herein provided, you are nevertheless to complete the same as soon as the conditions (except as to time) have been complied with, unless one of the parties shall have made written demand upon you for the return of money and instruments deposited by them.

         8. All parties hereto agree, jointly and severally, to pay on demand, as well as to indemnify and hold you harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations and liabilities of any kind or nature which, in good faith, you may incur or sustain in connection with this escrow, whether arising before or subsequent to the close of this escrow, except, however, any costs, damages, judgments, attorneys fees, expenses, obligations and liabilities incurred as a result of your negligence or willful misconduct.

         9. You are authorized to furnish copies of this Escrow Agreement, any supplements or amendments thereto, preliminary title report, notices of cancellation and closing statements pertaining to this escrow to all parties, and duly authorized attorney(s) named in this escrow.

         10. These instructions may be executed in counterparts, each of which so executed, shall, irrespective of the date of its execution and delivery to deemed an original, and said counterparts together shall constitute one and the same instrument.

         11. These instructions shall become effective as an escrow only upon the delivery thereof to the Escrow Holder signed by all parties hereto.

         12. Any funds abandoned or remaining unclaimed for a period of six (6) months after the close of escrow or after conflicting demands have been made to Escrow Holder, after good faith efforts have been made by the Escrow Holder to return same to the party or parties entitled thereto, shall be assessed a custodian fee of $10.00 per month. After three (3) years the amount thereafter remaining unclaimed may escheat to the State of California. In the event you become legally obligated to comply, and complies, with the escheat laws of the State of California, deduct a service charge of $50.00.

         13. All documents, closing statements, and balances due the parties to this escrow are to be deposited in the United States mail, postage pre-paid, addressed to the party or parties entitled thereto at the mailing address set forth in this escrow, unless otherwise instructed.

         14. The escrow fee to be paid for your services are for ordinary and usual services only and assessed in equal proportionate shares. However, should there be any extraordinary or unusual services rendered by you in this escrow, the party or parties requiring such extraordinary or unusual services agree to pay your reasonable compensation for such services together with any costs and expenses which may be incurred by you in connection therewith.

         15. In the event that the parties instruct Escrow Holder to release funds prior to the close of escrow and/or recording of documents, the parties hereby release, indemnify and shall hold harmless Escrow Holder from any and all liability and/or responsibility which may arise including but not limited to any legal action, attorney's fees, costs or claims of any kind by reasons of Escrow Holder complying with said release of funds instruction.

         16. All parties hereto acknowledge that no representation is made as to the legal and/or financial consequences of this transaction. All parties have been advised that Escrow Holder is not authorized to give legal and/or financial counsel and further acknowledge that they have been advised to seek advise of such competent legal and financial counsel from the professionals of their choice.

         17. You are authorized to destroy or otherwise dispose of any and all documents, papers, instructions, correspondence and other material pertaining to this escrow at the expiration of five (5) years from the date of close or cancellation of escrow without liability and with further notice, authorization and/or consent of the parties.

         18. You are not to be concerned, held accountable and/or liable with the giving of any disclosures required by Federal or State law, specifically but not limited to RESPA (Real Estate Settlement Procedures Act), Regulation Z (Truth-In-Lending Disclosures) or other warranties either expressed or implied. In addition, you are not to be held responsible and/or liable for determining that there has been compliance with any matters that are excluded from coverage under the policy of title insurance to be issued in conjunction with close of this escrow including, but not limited to, county or municipal ordinances and state, county or municipal subdivision or land division regulations or laws. Reference is made to the Policy form on file with the insurance Commissioner of the State of California and available through the insuring the Escrow Holder for the parties review for a complete statement of such exclusions.

         19. In the event that escrow closes and there are insufficient funds to satisfy the obligations contemplated herein, you shall be entitled to collect a sum equal to said shortage from the party responsible for such charge.


ESCROW HOLDER:

OLD REPUBLIC GENERAL TITLE INSURANCE CORPORATION as represented by its agent


By:_____________________________

Name:___________________________

Title:__________________________



SELLER:

TECHNICLONE CORPORATION,
 a Delaware corporation

By:_____________________________
Name:___________________________
Title:__________________________



PURCHASER:

14282 FRANKLIN AVENUE ASSOCIATES, LLC,
a Delaware limited liability company


By:_____________________________
    Bert Kreisberg, Manager

                                   EXHIBIT "H"

                                      DEED
                                      ----


Order No.                                 |
Escrow No.                                |
Loan No.                                  |
                                          |
WHEN RECORDED MAIL TO:                    |
RUTAN & TUCKER, LLP                       |
611 Anton Boulevard, Suite 1400           |
Costa Mesa, CA 92626                      |
Attn:    Mary M. Green, Esq.              |
                                          |
MAIL TAX STATEMENTS AS DIRECTED TO:       |
TNCA, LLC                                 |
c/o the Bentley-Forbes Group, LLC         |
1900 Avenue of the Stars, Suite 2840      |
Los Angeles, CA 90067-4509                |
__________________________________________|_____________________________________

                                        SPACE ABOVE THIS LINE FOR RECORDER'S USE


                     ___________________________________________________________
                     Signature of Declarant or Agent determining tax - Firm Name

DOCUMENTARY TRANSFER TAX $ See attached statement of tax due
 .....Computed on the consideration or value of property conveyed; OR
 .....Computed on the consideration or value less liens or encumbrances remaining at time of sale.

________________________________________________________________________________


                             CORPORATION GRANT DEED

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, TECHNICLONE CORPORATION , a Delaware corporation, a corporation organized under the laws of the State of California, does hereby GRANT to TNCA, LLC, Delaware limited liability company, the real property in the City of Tustin, County of Orange, State of California, described in EXHIBIT "A" attached hereto and made a part hereof.

The Property is conveyed subject to (i) non-delinquent general and special real property taxes and assessments; (ii) restrictions, encumbrances, reservations, limitations, conditions, easements, agreements and all other matters of public record; (iii) a statement of facts which an accurate survey and personal inspection of the Property may show; (iv) slope, drainage, grading and other rights, public and private, in and over a portion of the property lying in or abutting any public or private street, road or highway; (v) all streets and public rights of way.


Dated: _______________, 1998                    TECHNICLONE CORPORATION,
                                                 a Delaware corporation


                                                By: ____________________________

                                                Its:____________________________

STATE OF CALIFORNIA                         )
                                            ) ss.
COUNTY OF                                   )


On ____________________ 1998, before me, __________________________, Notary
Public, personally appeared ___________________________________________________
______________________________________ personally known to me(or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

         Witness my hand and official seal.


                                                ________________________________
                                                Notary Public


[SEAL]

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF PROPERTY
                          -----------------------------


SAID LAND IS SITUATED IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

PARCELS 2 AND 3 OF PARCEL MAP 95-115, IN THE CITY OF TUSTIN, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 290 PAGE (S) 3 THROUGH 5 INCLUSIVE OF MISCELLANEOUS MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS RIGHTS, AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN THAT MAY BE WITHIN OR UNDER THE PARCEL OF LAND HEREINABOVE DESCRIBED, TOGETHER WITH THE PERPETUAL RIGHTS OF DRILLING, MINING, EXPLORING AND OPERATING THEREFOR, AND STORING IN AND REMOVING THE SAME FROM SAID LAND OR ANY OTHER LAND, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL AND MINE FROM LAND OTHER THAN THOSE HEREINABOVE DESCRIBED, OIL OR GAS WELLS, TUNNELS AND SHAFTS INTO, THROUGH OR ACROSS THE SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED, AND TO BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN AND OPERATE ANY WELLS OR MINES, WITHOUT, HOWEVER, THE RIGHT TO DRILL, MINE, STORE, EXPLORE AND OPERATE THROUGH THE SURFACE OF THE UPPER 500 FEET OF THE SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED, AS RESERVED IN DEEDS OF RECORD.

PARCEL B:

EASEMENTS FOR ACCESS, INGRESS, EGRESS, AND PARKING OVER PARCEL A OF PARCEL MAP RECORDED IN BOOK 290, PAGES 3, 4 AND 5 OF PARCEL MAPS AS SET FORTH IN THAT CERTAIN DECLARATION OF RESTRICTIONS ENTITLED "FRANKLIN COURT" AND RECORDED JANUARY 9, 1996 AS INSTRUMENT NO. 96-0012667 AND RE-RECORDED APRIL 30, 1996 AS INSTRUMENT NO. 96-214962 BOTH OF OFFICIAL RECORDS.

                                  SCHEDULE "1"

                           SELLER'S RETAINED PROPERTY
                           --------------------------

                                SCHEDULE "5.5.1"

                                   VIOLATIONS
                                   ----------



     SEE RESOLUTION NO. 95-82 OF THE CITY COUNCIL OF THE CITY OF TUSTIN, CALIFORNIA, DATED SEPTEMBER 18, 1995. A COPY OF WHICH HAS BEEN PROVIDED TO PURCHASER.

                                SCHEDULE "5.6.2"

                              ENVIRONMENTAL MATTERS
                              ---------------------

                                      NONE

                                SCHEDULE "5.6.3"

                              ENVIRONMENTAL MATTERS
                              ---------------------


         Except as set forth in the Vista - E/Risk Hazard Disclosure Report on the Property, dated November 3, 1998 (ERN: 110398-238), there are no other environmental matters.

                                SCHEDULE "5.6.4"

                              ENVIRONMENTAL MATTERS
                              ---------------------


                                      NONE